Karat Packaging Reports 2024 Second Quarter Financial Results

CHINO, Calif, August 8, 2024 – Karat Packaging Inc. (Nasdaq: KRT) (“Karat” or the “Company”), a specialty distributor and manufacturer of environmentally friendly, disposable foodservice products and related items, today announced financial results for its 2024 second quarter ended June 30, 2024.

Second Quarter 2024 Highlights

•Net sales of $112.6 million, versus $108.7 million in the prior-year quarter.
•Gross profit of $43.4 million, versus $41.9 million in the prior-year quarter.
•Gross margin of 38.5 percent, equal to that of the prior-year quarter.
•Net income of $9.2 million, versus $10.7 million in the prior-year quarter.
•Net income margin of 8.2 percent, versus 9.8 percent in the prior-year quarter.
•Adjusted EBITDA of $15.7 million, versus $21.1 million in the prior-year quarter.
•Adjusted EBITDA margin of 13.9 percent, versus 19.4 percent in the prior-year quarter.

2024 Guidance
•Net sales for the 2024 third quarter expected to increase by mid to high single digits from the prior-year quarter.
•Gross margin for the 2024 third quarter expected to be 38 to 39 percent versus 36.9 percent for the prior-year quarter.
•Net sales for the 2024 full year expected to increase by mid-single digits from the prior year.
•Gross margin goal for the 2024 full year expected to be 38 to 40 percent versus 37.7 percent from the prior year.

“Our business pipeline continues to expand, with the signing of new national and regional chain accounts. During the second quarter, however, initiation of certain new orders took longer than anticipated, due, in part, to administrative set-up procedures at a number of the larger chain accounts and softer demand in certain categories, which we do not expect either to recur in the second-half of the year,” said Alan Yu, Chief Executive Officer. “Net sales for the second quarter rose by 3.5 percent, even with approximately 6.4 percent lower prices, compared with last year.

“We were pleased that gross margin remained steady, despite pressure from significantly higher ocean freight costs, which spiked in mid-May and remained high through July. Freight costs have since started to moderate.

“Our strategic initiative established last year to expand Karat’s warehouse footprint in new geographic markets and enlarge existing warehouses is paying off and contributing to business growth across most of our sales channels, including online sales, which typically carries the highest margin and now represents 17.4 percent of total sales,” Yu said.

Second Quarter 2024 Financial Results

Net sales for the 2024 second quarter increased 3.5 percent to $112.6 million, from $108.7 million in the prior-year quarter. The increase was primarily driven by growth in volume and a change in product mix, as well as the inclusion of online sales platform fees, partially offset by unfavorable year-over-year pricing comparison, as the pricing environment remained competitive, especially in the distributor channel.

Gross profit for the 2024 second quarter increased 3.7 percent to $43.4 million, from $41.9 million in the prior-year quarter. Gross margin for both the 2024 and 2023 second quarters was 38.5 percent. Gross margin for the 2024 second quarter included a net favorable impact of 90 basis points from the inclusion of online platform fees in net sales and production expenses in cost of goods sold. Gross margin also improved from lower vendor pricing and increased imports as a percentage of total product mix, partially offset by an increase in freight and duty costs and inventory reserve adjustment. Gross margin for the 2023 second quarter included a negative impact of 160 basis points from the write-off of certain raw materials, as the Company disposed of certain machinery and equipment in executing the plan to scale back production in certain locations.

Operating expenses in the 2024 second quarter were $32.3 million, compared with $28.5 million in the prior-year quarter. The increase was primarily due to the inclusion of online sales platform fees, higher rent and warehouse expense, including a higher rate on our Chino, California facility lease extension, an increase in online marketing expense and higher stock compensation expense, partially offset by the inclusion of production expense in cost of goods sold, and a decrease in impairment expense and loss on disposal of machinery.

Operating income in the 2024 second quarter decreased to $11.1 million, from $13.3 million in the prior-year quarter, primarily due to an increase in operating expenses of $3.8 million, partially offset by an increase in gross profit of $1.5 million.

Total other income, net, was $1.0 million for the 2024 second quarter, compared with $0.7 million in the prior-year quarter. The increase was primarily due to higher rental income from the sublease of the City of Industry warehouse.

Net income for the 2024 second quarter decreased to $9.2 million, from $10.7 million for the prior-year quarter. Net income margin was 8.2 percent in the 2024 second quarter, compared with 9.8 percent a year ago.

Net income attributable to Karat for the 2024 second quarter was $9.1 million, or $0.45 per diluted share, compared with $10.5 million, or $0.53 per diluted share in the prior-year quarter.

Adjusted EBITDA, a non-GAAP measure defined below, totaled $15.7 million for the 2024 second quarter, compared with $21.1 million for the prior-year quarter. Adjusted EBITDA margin, a non-GAAP measure defined below, was 13.9 percent of net sales, compared with 19.4 percent for the same quarter last year.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, was $0.49 per share for the 2024 second quarter, compared with $0.69 per share in the prior-year quarter.

Six-Month 2024 Financial Results

Net sales for the first half of 2024 increased 1.8 percent to $208.2 million, from $204.5 million in the same period last year. Net sales for the first half of 2024 were understated by $0.7 million from products shipped and recognized as revenue in 2023 and not delivered until 2024. The increase in net sales in the first half of 2024 primarily resulted from volume growth and product mix change and the inclusion of online sales platform fees, partially offset by unfavorable year-over-year pricing comparison.

Gross profit for the first half of 2024 increased 1.3 percent to $81.0 million, from $80.0 million in the same period last year. Gross margin was 38.9 percent for the first half of 2024, compared with 39.1 percent in the same period last year. Gross profit for the first half of 2024 was understated by $0.3 million related to the timing of revenue recognition. Gross margin for the first half of 2024 included a net favorable impact from the inclusion of online platform fees in net sales and production expenses in cost of goods sold totaling 80 basis points. Gross margin for the first half of 2024 benefited from the strengthening of the United States Dollar against Taiwan New Dollar, more favorable vendor pricing, and increased import as a percentage of total product mix. These improvements were partially offset by an increase in freight and duty costs and inventory reserve adjustment. Gross margin for the first half of 2023 included the negative impact of 80 basis points from the write-off of certain raw materials, as the Company disposed of certain machinery and equipment in executing the plan to scale back production in certain locations.

Operating expenses were $61.8 million for the first half of 2024, compared with $53.9 million in the same period last year. Operating expenses for the six months ended June 30, 2024 included a $2.0 million non-cash impairment of a ROU asset and $0.5 million from loss of disposal of machinery in the normal course of business. In comparison, operating expenses for the six months ended June 30, 2023 included non-routine impairment expense and loss on disposal of machinery of $2.5 million as the Company executed its plan to scale back production in certain locations. The increase in operating expenses for the current year period was primarily due to the inclusion of online sales platform fees in operating expenses, higher rent and warehouse expense, including a higher rate on our Chino, California facility lease extension, an increase in online marketing expense, higher stock compensation expense and an increase in bad debt expense. These increases were partially offset by inclusion of production expense in cost of goods sold and a reduction in shipping and transportation costs.

Operating income decreased to $19.2 million for the first half of 2024, from $26.1 million in the same period last year. The decrease was primarily due to an increase in operating expenses of $7.9 million, partially offset by an increase in gross profit of $1.0 million.

Total other income, net, was $1.3 million in the first half of 2024, compared with total other expenses, net of $0.1 million in the same period last year. The year-over-year increase was primarily driven by the foreign currency transactions gain/loss and an increase in interest income and rental income.

Net income decreased to $15.7 million for the first half of 2024, from $19.9 million in the same period last year. Net income margin was 7.5 percent in the first half of 2024, compared with 9.7 percent in the same period last year.

Net income attributable to Karat was $15.3 million, or $0.76 per diluted share, for the first half of 2024, compared with $19.5 million, or $0.98 per diluted share, in the same period last year.

Adjusted EBITDA, a non-GAAP measure defined below, decreased to $29.2 million in the first six months of 2024, compared with $36.4 million in the same period last year. Adjusted EBITDA margin, a non-GAAP measure defined below, was 14.0 percent in the 2024 year-to-date period, compared with 17.8 percent in the same period last year.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, was $0.88 per share, compared with $1.15 per share in the same period last year.

Dividends
On August 6, 2024, Karat’s board of directors approved a quarterly regular cash dividend of $0.35 per share and declared a special cash dividend of $0.15 per share, both payable on August 30, 2024, to stockholders of record as of August 21, 2024.

Investor Conference Call
The Company will host an investor conference call today, August 8, 2024, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).

Phone: 646-307-1963 (domestic); (800) 715-9871 (international)
Conference ID: 4261013
Webcast: Accessible at http://irkarat.com/; archive available for approximately one year

About Karat Packaging Inc.
Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

Caution Concerning Forward-Looking Statements
Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements, including, but not limited to, achieving financial guidance, are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

# # #

Investor Relations and Media Contacts:
PondelWilkinson Inc.
Judy Lin /Roger Pondel
310-279-5980; ir@karatpackaging.com

KARAT PACKAGING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$112,600	$108,740	$208,213	$204,541
Cost of goods sold	69,193	66,879	127,204	124,536
Gross profit	43,407	41,861	81,009	80,005
Operating expenses:
Selling expenses	13,868	8,871	24,631	17,572
General and administrative expenses (including $689 and $647 associated with variable interest entity for the three months ended June 30, 2024 and 2023; respectively, $1,245 and $1,318 associated with variable interest entity for the six months ended June 30, 2024 and 2023, respectively)	17,893	17,192	34,662	33,821
Impairment expense and loss, net, on disposal of machinery	531	2,459	2,525	2,541
Total operating expenses	32,292	28,522	61,818	53,934
Operating income	11,115	13,339	19,191	26,071
Other income (expenses)
Rental income (including $258 and $239 associated with variable interest entity for the three months ended June 30, 2024 and 2023; respectively, $513 and $486 associated with variable interest entity for the six months ended June 30, 2024 and 2023, respectively)	600	275	891	522
Other income (expenses), net	51	118	106	(90)
Gain (loss) on foreign currency transactions	317	322	439	(105)
Interest income (including $133 and $182 associated with variable interest entity for the three months ended June 30, 2024 and 2023; respectively, $346 and $198 associated with variable interest entity for the six months ended June 30, 2024 and 2023, respectively)	533	519	964	586
Interest expense (including $519 and $565 associated with variable interest entity for the three months ended June 30, 2024 and 2023; respectively, $1,036 and $971 associated with variable interest entity for the six months ended June 30, 2024 and 2023, respectively)	(548)	(573)	(1,072)	(980)
Total other income (expenses), net	953	661	1,328	(67)
Income before provision for income taxes	12,068	14,000	20,519	26,004
Provision for income taxes	2,841	3,323	4,816	6,141
Net income	9,227	10,677	15,703	19,863
Net income attributable to noncontrolling interest	127	175	437	356
Net income attributable to Karat Packaging Inc.	$9,100	$10,502	$15,266	$19,507
Basic and diluted earnings per share:
Basic	$0.46	$0.53	$0.76	$0.98
Diluted	$0.45	$0.53	$0.76	$0.98
Weighted average common shares outstanding, basic	19,994,250	19,886,585	19,981,928	19,887,023
Weighted average common shares outstanding, diluted	20,113,842	19,953,510	20,094,664	19,947,155

KARAT PACKAGING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share data)

	June 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents (including $4,705 and $13,566 associated with variable interest entity at June 30, 2024 and December 31, 2023, respectively)	$19,311	$23,076
Short-term investments (including $7,132 and $0 associated with variable interest entity at June 30, 2024 and December 31, 2023, respectively)	32,743	26,343
Accounts receivable, net of allowance for bad debt of $491 and $392 at June 30, 2024 and December 31, 2023, respectively	33,683	27,763
Inventories	79,841	71,528
Prepaid expenses and other current assets (including $72 and $82 associated with variable interest entity at June 30, 2024 and December 31, 2023, respectively)	4,265	6,219
Total current assets	169,843	154,929
Property and equipment, net (including $43,578 and $44,185 associated with variable interest entity at June 30, 2024 and December 31, 2023, respectively)	92,281	95,226
Deposits	159	1,047
Goodwill	3,510	3,510
Intangible assets, net	313	327
Operating right-of-use assets	43,403	20,739
Other non-current assets (including $44 and $53 associated with variable interest entity at June 30, 2024 and December 31, 2023, respectively)	1,184	619
Total assets	$310,693	$276,397
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable (including $68 and $63 associated with variable interest entity at June 30, 2024 and December 31, 2023, respectively)	$24,316	$18,446
Accrued expenses (including $268 and $591 associated with variable interest entity at June 30, 2024 and December 31, 2023, respectively)	13,947	10,576
Related party payable	3,873	5,306
Customer deposits (including $0 and $116 associated with variable interest entity at June 30, 2024 and December 31, 2023)	877	951
Long-term debt, current portion (including $1,150 and $1,122 associated with variable interest entity at June 30, 2024 and December 31, 2023, respectively)	1,150	1,122
Operating lease liabilities, current portion	7,758	4,800
Other current liabilities (including $2,186 and $1,302 associated with variable interest entity at June 30, 2024 and December 31, 2023, respectively)	3,686	3,200
Total current liabilities	55,607	44,401

	June 30, 2024	December 31, 2023
Deferred tax liability	4,197	4,197
Long-term debt, net of current portion and debt discount of $172 and $203 at June 30, 2024 and December 31, 2023, respectively (including $47,844 and $48,396 associated with variable interest entity at June 30, 2024 and December 31, 2023, respectively, and debt discount of $172 and $203 associated with variable interest entity at June 30, 2024 and December 31, 2023, respectively)	47,844	48,396
Operating lease liabilities, net of current portion	38,854	16,687
Other non-current liabilities (including $116 and $0 associated with variable interest entity at June 30, 2024 and December 31, 2023 respectively)	363	26
Total liabilities	146,865	113,707

Karat Packaging Inc. stockholders’ equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding, as of June 30, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 20,037,665 and 20,014,665 shares issued and outstanding, respectively, as of June 30, 2024 and 19,988,482 and 19,965,482 shares issued and outstanding, respectively, as of December 31, 2023	20	20
Additional paid in capital	88,307	86,667
Treasury stock, $0.001 par value, 23,000 shares as of both June 30, 2024 and December 31, 2023	(248)	(248)
Retained earnings	69,633	67,679
Total Karat Packaging Inc. stockholders’ equity	157,712	154,118
Noncontrolling interest	6,116	8,572
Total stockholders’ equity	163,828	162,690
Total liabilities and stockholders’ equity	$310,693	$276,397

KARAT PACKAGING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities
Net income	$15,703	$19,863
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including $607 associated with variable interest entity for both the six months ended June 30, 2024 and 2023, respectively)	5,289	5,350
Adjustments to allowance for bad debt	140	(843)
Adjustments to inventory reserve	375	(408)
Write-off of inventory	451	2,944
Impairment of deposits	—	523
Impairment of operating right-of-use asset	1,993	—
Loss, net, on disposal of machinery and equipment	532	2,018
Amortization of loan fees (including $31 associated with variable interest entity for both the six months ended June 30, 2024 and 2023, respectively)	46	40
Accrued interest on certificates of deposit (including $132 and $0 associated with variable interest entity for the six months ended June 30, 2024 and 2023, respectively)	(299)	—
Stock-based compensation	1,315	493
Amortization of operating right-of-use assets	3,461	2,281
(Increase) decrease in operating assets
Accounts receivable (including $0 and $3 associated with variable interest entity for the six months ended June 30, 2024 and 2023, respectively)	(6,060)	(2,061)
Inventories	(9,139)	(7,625)
Prepaid expenses and other current assets (including $12 and $9 associated with variable interest entity for the six months ended June 30, 2024 and 2023, respectively)	1,976	478
Other non-current assets (including $10 and $21 associated with variable interest entity for the six months ended June 30, 2024 and 2023, respectively)	(165)	(36)
Increase (decrease) in operating liabilities
Accounts payable (including $5 and $1 associated with variable interest entity for the six months ended June 30, 2024 and 2023, respectively)	6,300	4,006
Accrued expenses (including $323 and $336 associated with variable interest entity for the six months ended June 30, 2024 and 2023, respectively)	3,371	(1,059)
Related party payable	(1,433)	2,187
Income taxes payable	—	5,105
Customer deposits (including $0 and $49 associated with variable interest entity for the six months ended June 30, 2024 and 2023, respectively)	(449)	(302)
Operating lease liabilities	(3,093)	(2,205)
Other liabilities	(60)	304
Net cash provided by operating activities	$20,254	$31,053

	Six Months Ended June 30,
	2024	2023
Cash flows from investing activities
Purchases of property and equipment	(415)	(1,816)
Proceeds on disposal of property and equipment	90	28
Payments for costs incurred from sale of machinery and equipment	—	(209)
Deposits paid for joint venture investment	—	(2,900)
Deposits refunded from joint venture investment	—	6,900
Deposit refund from cancelled property and equipment purchase	—	503
Deposits paid for property and equipment	(2,041)	(3,823)
Purchases of short-term investments (including $7,000 and $8,000 associated with variable interest entity for the six months ended June 30, 2024 and 2023, respectively)	(22,513)	(28,000)
Redemption of short-term investments	16,412	—
Net cash used in investing activities	$(8,467)	$(29,317)
Cash flows from financing activities
Proceeds from long-term debt (including $0 and $8,000 associated with variable interest entity for the six months ended June 30, 2024 and 2023, respectively)	—	8,000
Payments for lender fees	—	(61)
Payments on long-term debt (including $555 and $476 associated with variable interest entity for the six months ended June 30, 2024 and 2023, respectively)	(555)	(476)
Tax withholding on vesting of restricted stock units	—	(18)
Proceeds from exercise of common stock options	325	—
Dividends paid to shareholders	(12,996)	(6,965)
Payment for Global Wells noncontrolling membership interest redemption (including $2,010 and $0 associated with variable interest entity for the six months ended June 30, 2024 and 2023, respectively)	(2,326)	—
Net cash (used in) provided by financing activities	$(15,552)	$480
Net (decrease) increase in cash and cash equivalents	$(3,765)	$2,216
Cash and cash equivalents
Beginning of period	$23,076	$16,041
End of period	$19,311	$18,257
Supplemental disclosures of non-cash investing and financing activities:
Transfers from deposit to property and equipment	$2,492	$5,273
Non-cash purchases of property and equipment	$118	$819
Supplemental disclosures of cash flow information:
Income tax refund	$3,315	$200
Cash paid for interest	$1,040	$1,026

KARAT PACKAGING INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(In thousands, except per share amounts)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin:	Three Months Ended June 30,				Six Months Ended June 30,
	2024		2023		2024		2023
	Amounts	% of net sale	Amounts	% of net sale	Amounts	% of net sale	Amounts	% of net sale
Net income:	$9,227	8.2%	$10,677	9.8%	$15,703	7.5%	$19,863	9.7%
Add (deduct):
Interest income	(533)	(0.5)	(519)	(0.5)	(964)	(0.5)	(586)	(0.3)
Interest expense	548	0.5	573	0.5	1,072	0.5	980	0.5
Provision for income taxes	2,841	2.5	3,323	3.1	4,816	2.3	6,141	3.0
Depreciation and amortization	2,660	2.4	2,717	2.5	5,289	2.6	5,350	2.7
Stock-based compensation expense	940	0.8	216	0.2	1,315	0.6	493	0.2
Write-off of inventory (1)	—	—	1,710	1.6	—	—	1,710	0.8
Impairment expense and loss on disposal of machinery (1)	—	—	2,445	2.2	—	—	2,445	1.3
Operating right-of-use asset impairment	—	—	—	—	1,993	1.0	—	—
Adjusted EBITDA	$15,683	13.9%	$21,142	19.4%	$29,224	14.0%	$36,396	17.8%

(1) The write-off of inventory and impairment expense and loss on disposal of machinery represent costs incurred in connection with the scaling back of production in certain locations. As part of the execution of this strategy, certain machinery and equipment was disposed of or impaired, and raw materials associated with those machinery and equipment were written-off.

Reconciliation of Adjusted Diluted Earnings Per Common Share	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Diluted earnings per common share:	$0.45	$0.53	$0.76	$0.98
Add (deduct):
Stock-based compensation expense	0.05	0.01	0.06	0.02
Write-off of inventory (1)	—	0.09	—	0.09
Impairment expense and loss on disposal of machinery (1)	—	0.12	—	0.12
Operating right-of-use asset impairment	—	—	0.10	—
Income tax impact of adjustments	(0.01)	(0.06)	(0.04)	(0.06)
Adjusted diluted earnings per common shares	$0.49	$0.69	$0.88	$1.15

(1) The write-off of inventory and impairment expense and loss on disposal of machinery represent costs incurred in connection with the scaling back of production in certain locations. As part of the execution of this strategy, certain machinery and equipment was disposed of or impaired, and raw materials associated with those machinery and equipment were written-off.

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended June 30, 2024				Six Months Ended June 30, 2024
	Karat Packaging	Global Wells	Eliminations	Consolidated	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss):	$9,100	$150	$(23)	$9,227	$14,950	$510	$243	$15,703
Add (deduct):
Interest income	(400)	(133)	—	(533)	(618)	(346)	—	(964)
Interest expense	29	519	—	548	36	1,036	—	1,072
Provision for income taxes	2,841	—	—	2,841	4,816	—	—	4,816
Depreciation and amortization	2,356	304	—	2,660	4,682	607	—	5,289
Stock-based compensation expense	940	—	—	940	1,315	—	—	1,315
Operating right-of-use asset impairment	—	—	—	—	1,993	—	—	1,993
Adjusted EBITDA	$14,866	$840	$(23)	$15,683	$27,174	$1,807	$243	$29,224

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended June 30, 2023				Six Months Ended June 30, 2023
	Karat Packaging	Global Wells	Eliminations	Consolidated	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss):	$10,493	$203	$(19)	$10,677	$19,533	$412	$(82)	$19,863
Add (deduct)
Interest income	(336)	(183)	—	(519)	(387)	(216)	17	(586)
Interest expense	8	565	—	573	26	971	(17)	980
Provision for income taxes	3,323	—	—	3,323	6,141	—	—	6,141
Depreciation and amortization	2,413	304	—	2,717	4,743	607	—	5,350
Stock-based compensation expense	216	—	—	216	493	—	—	493
Write-off of inventory (1)	1,710	—	—	1,710	1,710	—	—	1,710
Impairment expense and loss on disposal of machinery (1)	2,445	—	—	2,445	2,445	—	—	2,445
Adjusted EBITDA	$20,272	$889	$(19)	$21,142	$34,704	$1,774	$(82)	$36,396

(1) The write-off of inventory and impairment expense and loss on disposal of machinery represent costs incurred in connection with the scaling back of production in certain locations. As part of the execution of this strategy, certain machinery and equipment was disposed of or impaired, and raw materials associated with those machinery and equipment were written-off.

Use of Non-GAAP Financial Measures
Karat utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

•Adjusted EBITDA is a financial measure calculated as net income excluding (i) interest income, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation expense, (vi) write-off of certain inventory items outside the normal course of business, (vii) impairment expense and loss on disposal of machinery outside the normal course of business, and (viii) operating right-of-use asset impairment.
•Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net sales.
•Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation, operating right-of-use asset impairment, write-off of certain inventory items outside the normal course of business, impairment expense and loss on disposal of machinery outside the normal course of business, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of Karat, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of Karat and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

KARAT PACKAGING INC. AND SUBSIDIARIES
NET SALES BY CATEGORY (UNAUDITED)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
National and regional chains	$24,052	$23,827	$45,522	$45,195
Distributors	62,097	62,590	114,924	117,237
Online	19,546	15,493	34,425	29,148
Retail	6,905	6,830	13,342	12,961
	$112,600	$108,740	$208,213	$204,541